Jones Soda Announces Resignation of
Chief Financial Officer Michael O’Brien

SEATTLE – Aug. 29, 2011 – Jones Soda Co. (JSDA), a leader in the premium soda category and known for its innovative marketing approach, today announced the resignation of Chief Financial Officer Michael O’Brien. Jones has initiated a search for O’Brien’s replacement.

O’Brien was hired as chief financial officer for Jones in 2008 and has worked in that capacity since, serving under two chief executive officers during his time. He will join a private business in the coffee category, where he will serve in an executive financial capacity. O’Brien will assist with transition of his duties for a two-week period.

“As we have reframed the business to build the Jones brand exclusively in the premium soda and energy categories, we have moved into a new era of discipline around our business metrics. This past week has brought excitement with the move into our new headquarters building, and we are rapidly evolving as a company and our team is no exception,” stated Jones Chief Executive Officer William Meissner. “Michael served Jones as CFO during some of the toughest times, and we wish him well in his future endeavors.”

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. www.jonessoda.com

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Media Contact:
Amanda Foley
Duo PR, for Jones Soda Co.
206-957-1287
amanda@duopr.com